As filed with the Securities and Exchange Commission on February 18, 2011

Registration No. 333-82126

333-64544

333-95181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-82126

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-64544

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-95181

UNDER

THE SECURITIES ACT OF 1933

KING PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street Bristol, Tennessee (Address of Principal Executive Offices)	37620 (Zip Code)

Brian A. Markison

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

(Name and Address of Agent For Service)

(423) 989-8000

(Telephone Number, Including Area Code, of Agent For Service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), remove from registration all securities registered under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (Registration No. 333-82126) pertaining to the registration of $345,000,000 of 2 3/4% Convertible Debentures of the Company, the common stock, no par value, of the Company (the “Common Stock”) into which such debentures are convertible and guarantees of Convertible Debentures, which was originally filed with the Commission on February 4, 2002.

•

Registration Statement on Form S-3 (Registration No. 333-64544) pertaining to the registration of $1,500,000,000 of Common Stock, including preferred stock purchase rights, preferred stock, debt securities and debt warrants offered by the Company and 4,926,108 shares of Common Stock, including preferred stock purchase rights, offered by selling shareholders, which was originally filed with the Commission on July 3, 2001, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on August 10, 2001, Pre-Effective Amendment No. 2, which was filed with the Commission on September 7, 2001, and Pre-Effective Amendment No. 3, which was filed with the Commission on September 20, 2001.

•

Registration Statement on Form S-3 (Registration No. 333-95181) pertaining to the registration of $350,000,000 of Common Stock, including preferred stock purchase rights, preferred stock, debt securities and debt warrants, which was originally filed with the Commission on January 21, 2000.

On January 31, 2011, Pfizer Inc. (“Pfizer”), through its wholly-owned subsidiary, Parker Tennessee Corp. (“Merger Sub”), acquired approximately 92.5% of the outstanding shares of the Company’s common stock following the successful completion of a tender offer (the “Tender Offer”) for all of the outstanding shares of common stock. Pursuant to the Agreement and Plan of Merger, dated as of October 11, 2010, among Pfizer, the Company, and Merger Sub, Pfizer intends to complete its acquisition of the Company by effecting a short form merger (the “Merger”) on or about February 28, 2011 in accordance with the provisions of the Tennessee Business Corporation Act. Pursuant to the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Pfizer. Each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger that was not accepted for payment pursuant to the Tender Offer (other than shares held by Pfizer or any subsidiary of Pfizer, including Merger Sub, which shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per share net to the shareholder in cash, without interest and less any required withholding taxes.

As a result of the pending Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 18th day of February, 2011.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	President and Chief Executive Officer

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